Exhibit 21

NB&T FINANCIAL GROUP, INC.

SUBSIDIARIES OF THE REGISTRANT

At December 31, 2003

NAME OF CORPORATION	STATE OF INCORPORATION	PERCENTAGE OF OWNERSHIP
The National Bank & Trust Company	Ohio	100%

NB&T Insurance Agency Group, Inc.	Ohio	100%

NB&T Insurance Agency, Inc.	Ohio	100%

NB&T Statutory Trust I	Ohio	100%

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